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                                                                   EXHIBIT 99.2



FOR IMMEDIATE RELEASE

CONTACT:   MICHAEL CATALANO                     BRUCE A. TEAL
           CHAIRMAN, PRESIDENT AND CEO          EXECUTIVE VICE PRESIDENT AND
           (615) 376-1319                       CHIEF FINANCIAL OFFICER
                                                (615) 376-1361

            AMERICA SERVICE GROUP PURCHASES STADTLANDERS CORRECTIONS
                    DIVISION FROM BERGEN BRUNSWIG CORPORATION

                       GIVES COMPANY NEW MARKET ADVANTAGES
                                ACCRETIVE IN 2001

NASHVILLE, Tennessee (September 20, 2000) - America Service Group Inc. (NASDAQ:ASGR) announced today that it had acquired Stadtlanders Corrections Division (Stadtlanders) from Bergen Brunswig Corporation (NYSE:BBC). Stadtlanders is the country's largest correctional pharmacy company. It generates approximately $80 million in annual revenues, about half of which represents purchases by America Service Group. The acquisition, which is expected to be accretive to earnings in 2001, is structured as an asset purchase and financed under the Company's existing senior credit facility. Consideration for the transaction was $6.25 million plus purchase of inventory.

         Michael Catalano, chairman, president and CEO of America Service Group, said, "The transaction is a natural expansion of America Service Group's correctional activities. It presents an opportunity to offer unbundled pharmacy services and medical supplies and enhances our ability to control pharmacy costs. In addition, the combination with America Service Group strengthens Stadtlanders' ability to expand its pharmacy and medical surgical supplies business to additional customers. We are pleased with the potential of this transaction to add value for our clients and shareholders."

         Stadtlanders will be operated as a subsidiary of America Service Group under the name Secure Pharmacy Plus, Inc. Dr. Trey Hartman, executive vice president of Stadtlanders, will become the president and chief executive officer of Secure Pharmacy Plus, Inc. and executive vice president of America Service Group.

         "We welcome this opportunity to join forces with America Service Group," Hartman said. "Their financial resources and marketing strength, combined with our leading market share, will enhance our opportunities to develop this business to its fullest potential. Clearly, the benefits to America Service Group include an expanded product offering and a complementary growth vehicle."

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         Secure Pharmacy Plus, Inc. is based in Franklin, Tennessee. Its primary business is selling pharmacy products to correctional institutions, and it ranks number one in market share in the $600 million correctional pharmacy sector. The Company is expanding its service offering to include medical surgical supplies and over-the-counter commissary products.

         America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of managed healthcare and pharmacy programs for approximately 325,000 inmates. The Company employs over 5,100 medical, professional and administrative staff nationwide.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.

                  For additional information about the Company, visit America Service Group's web site: http://www.asgr.com
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